Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2016, relating to the financial statements and financial highlights, which appears in Third Avenue Value Fund, Third Avenue Small-Cap Fund, Third Avenue Real Estate Value Fund and Third Avenue International Value Fund’s Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

March 1, 2017